Exhibit 4.1

COCA- COLA EUROPEAN PARTNERS PLC

LONG-TERM INCENTIVE PLAN 2016

dated

[•] 2016

Adoption Date [2016]

Expiry Date [2026]

Table of contents

1.	Definitions and Interpretation	1

2.	Grant of Awards	5

3.	Limits	6

4.	Terms of the Awards	7

5.	Lapse and cancellation	10

6.	Vesting of Awards	11

7.	Restrictions on Vesting, Malus and Clawback	12

8.	Vested Awards	13

9.	Change Of Control and other Corporate Events	15

10.	Priority	18

11.	Rights of Shares acquired under the Plan	18

12.	Variation of Share Capital	18

13.	Tax withholding and payment provisions	19

14.	Data protection	20

15.	Administration and amendment	21

16.	Award Holder change of residence	22

17.	Shareholder notices	22

18.	Unfunded Status of Awards/ Employee Trust	22

19.	Costs of Plan	23

20.	Termination of the Plan	23

21.	Terms of Employment	23

22.	Other Award Holder Acknowledgements	24

23.	Notices	24

24.	Governing Law	24

25.	Third Party Rights	24

i

1.	Definitions and Interpretation

1.1	This Plan is intended to be an Employees’ Share Scheme.

1.2	In this Plan the following words and expressions shall, unless the context otherwise requires, have the following respective meanings:

“Acquiring Company” means any company which obtains Control of the Company as described in Rule 9.5, or which serves a Section 979 notice as described in Rule 9.6, or which obtains Control of the Company pursuant to a compromise or arrangement as described in Rule 9.7;

“Adoption Date” means the date on which this Plan is adopted by the Board;

“Award” means a Conditional Share Award, a Performance Award or an Option;

“Award Agreement” means an award agreement in such form as the Board determines an Eligible Employee must accept in order for that Eligible Employee’s Award to become effective pursuant to Rule 2.9;

“Award Holder” means an individual to whom an Award has been granted or his or her personal representatives (as the context requires);

“Beneficiary” means the person, persons, trust or trusts which have been designated by an Award Holder in his or her most recent written beneficiary designation filed with the Board to receive the benefits specified under the Plan upon such Award Holder’s death or to which Awards or other rights are transferred if and to the extent permitted under Rule 4.1. If, upon an Award Holder’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits;

“Board” means:

(a) the Board of Directors of the Company; or

(b) if and to the extent that the Board of Directors of the Company has expressly delegated its authority to take actions with respect to the Plan to the Remuneration Committee, the Remuneration Committee acting in respect of such actions in accordance with the terms of such delegation;

“Cause” means:

(a) wilful or gross misconduct by an Award Holder that is materially detrimental to the Company or a Subsidiary;

(b) acts of personal dishonesty or fraud by an Award Holder toward the Company or a Subsidiary; or

(c) the Award Holder’s conviction of a criminal offence, except for (a) a conviction related to vicarious liability based solely on his or her position with the Company or a Subsidiary, provided that the Award Holder had no involvement in actions leading to such liability or had acted upon the advice of the Company’s or a Subsidiary’s counsel; or (b) a conviction of a criminal offence which is an offence under road traffic legislation for which a non- custodial penalty is imposed, in each case whether or not other action is taken with respect to the same, and whether or not any termination of that Award Holder’s employment cites the same;

“Clawback Period” has the meaning given in Rule 7.4;

“Companies Act” means the Companies Act 2006;

“the Company” means Coca-Cola European Partners plc, incorporated and registered in England and Wales with registered number 09717350;

“Conditional Share Award” means a conditional right to receive Shares in accordance with, and subject to the terms of, these Rules;

“Control” has the same meaning as in Section 995 of the Income Tax Act 2007;

“Data” has the meaning given in Rule 14.1;

“Date of Grant” means in relation to any Award the date on which the Award is, was or is to be granted;

“Disability” means the inability of the Award Holder, by reason of a medically determinable physical or mental impairment or injury, to engage in any substantially gainful activity, which condition, in the opinion of a qualified physician appointed or approved by the Company, is expected to have a duration of not less than one year, unless otherwise defined in the Award Holder’s contract of employment;

“Dividend Equivalent” has the meaning given in Rule 4.9;

“Eligible Employee” means any employee (including an employed director) of the Company or any Subsidiary, other than an employee or director who is under notice (given or received), subject to the discretion of the Board;

“Employees’ Share Scheme” means a scheme for encouraging or facilitating the holding of shares in or debentures of a company, as defined in Section 1166 of the Companies Act 2006;

“Financial Year” means the financial year of the Company;

“Group” and “Group Company” means:

(a)	for the purposes of Rules 5 and 6 (Lapse and cancellation and Vesting of Awards), the Company and its Subsidiaries together with any other company of which not less than 20% of its equity share capital (within the meaning of Section 548 of the Companies Act 2006) is beneficially owned, either directly or indirectly, by the Company and its Subsidiaries and which the Board has resolved for the time being should be treated for the purposes of those Rules as a Group Company; and

(b)	for all other purposes, the Company and its Subsidiaries;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Malus” means:

(a) dismissal of the Award Holder for Cause and/or facts or circumstances arising that constitute Cause;

(b) reasonable evidence of misbehaviour or material error by the Award Holder;

(c) circumstances where the Award Holder participated in or was responsible for conduct which resulted in significant losses to the Company and/ or a Subsidiary, or where the Award Holder failed to meet appropriate standards of fitness and propriety;

(d) a material failure of management or risk management in the Company or the business unit in which the Award Holder is employed;

(e) a discovery of a material misstatement in the audited consolidated accounts of the Company or the audited accounts of any Subsidiary; and/ or

(f) reputational damage where the behaviour of an Award Holder or Award Holders has a significant detrimental impact on the reputation of the Company or any Subsidiary provided that the Board is satisfied that the relevant Award Holder or Award Holders materially contributed to the reputational damage, in each case whether or not other action is taken with respect to the same;

“Market Value” means the fair market value of a Share as determined by the Board or under procedures established by the Board. Unless otherwise determined by the Board, the Market Value of a Share shall be the closing price of a Share on the date for which the determination is made, or on the next preceding day if such date was not a trading day, as reported on the New York Stock Exchange Composite Listing reflecting composite trading as of 4:00 p.m., Eastern Time on the trading day;

“New Holding Company” means a company:

(a) which obtains Control of the Company; and

(b) at least 90% of the ordinary shares in which are held in substantially the same proportions by substantially the same persons who held the Company’s ordinary shares immediately prior to it obtaining Control of the Company;

“Notice of Grant” means the Notice of Grant of a Conditional Share Award, Performance Award or an Option referred to in Rule 2.8;

“Option” means a right to acquire Shares on payment of the Option Price in accordance with, and subject to the terms of, these Rules;

“Option Price” means the amount per Share payable on the exercise of an Option;

“Performance Award” means a Conditional Share Award which has Performance Conditions attached to it;

“Performance Conditions” means any performance condition or conditions attached to an Award, as determined by the Board;

“Performance Period” means the period over which the Performance Conditions are to be measured, as determined by the Board pursuant to Rule 4.12;

“the Plan” means the Coca- Cola European Partners plc Long-Term Incentive Plan 2016, as from time to time amended;

“Remuneration Committee” means the remuneration committee of the Board of Directors of the Company;

“Rules” means the Rules of this Plan;

“Shares” means ordinary shares in the capital of the Company;

“Subsidiary” means any company which is directly or indirectly Controlled by the Company;

“Subsisting Award” means any Award which has not been released, lapsed or otherwise become incapable of Vesting;

“Treasury Shares” means Shares retained in the Company’s treasury, whether directly or by holding of an interest through a clearing system or depository;

“Trustee” means the trustee or trustees for the time being of any employee benefit trust established by any Group Company from time to time for the benefit of employees of the Group;

“US Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto;

“Vest” means:

(a)	in relation to a Conditional Share Award and a Performance Award, the Award Holder becoming entitled to have the Shares subject to that Conditional Share Award or Performance Award transferred to him or her (or his or her nominee) subject to the Rules, the Notice of Grant and/ or the Award Agreement; and

(b)	in relation to an Option, it becoming exercisable subject to the Rules, the Notice of Grant and/ or the Award Agreement on payment of the Option Price,

and “Vested Award”, “Unvested Award”, “Vested”, “Vesting”, “Unvested” and “Vesting Date” shall be construed accordingly.

1.3	Rule headings have no legal effect and shall not affect the interpretation of the Rules.

1.4	A person includes a natural person and a corporate or unincorporated body (whether or not having separate legal personality).

1.5	References to Rules are to rules of the Plan.

1.6	Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.7	Except insofar as the context otherwise requires:

(a)	words denoting the singular shall include the plural and vice versa;

(b)	words denoting one gender shall include all other genders;

(c)	a reference to any enactment shall be construed as a reference to that enactment as from time to time amended, extended or re-enacted; and

(d)	a reference to the Plan or to any agreement or document referred to herein is to the Plan or such agreement or document as amended, restated or novated (in each case other than in breach of the provisions of the Plan) from time to time.

2.	Grant of Awards

Provisions Applicable to all Types of Awards

2.1	Whenever it decides to operate this Plan, the Board must decide:

(a)	which Eligible Employee(s) are to be granted Awards;

(b)	what type(s) of Awards are to be granted; and

(c)	the number of Shares that will be subject to the Awards.

2.2	The Board may at its discretion authorise the grant to any Eligible Employee of a Conditional Share Award, a Performance Award, an Option, or any combination thereof, over such whole number of Shares as the Board shall recommend. Unless otherwise determined by the Board, no payment from an Eligible Employee will be required for the grant of an Award.

2.3	Awards may not be granted to Eligible Employees:

(a)	if the grant would cause any of the limits in Rule 3 (Limits) to be breached; or

(b)	when to do so would breach any applicable laws, rules or regulations or any policy the Company may have from time to time (including a policy on dealing in shares and securities).

2.4	Unless specified to the contrary by the Board at the Date of Grant, an Award may be satisfied:

(a)	by the issue of new Shares; and/or

(b)	by the transfer of Treasury Shares; and/or

(c)	by the transfer of Shares (other than the transfer of Treasury Shares).

Where the Board has specified how a Conditional Share Award, a Performance Award or an Option will be satisfied at the Date of Grant, the Board may change that specification after the Award has been granted, subject always to the limits in Rule 3.

2.5	Shares issued pursuant to the Plan shall be fully paid and shall rank equally in all respects and as one class with the other issued shares of the same class.

2.6	An Award Holder may renounce any Award granted to him or her within 30 days after the Date of Grant by notice in writing to the Company. If an Award is so renounced, it will be deemed never to have been granted.

Process for granting Awards

2.7	The Board may adopt such procedure as it thinks fit for granting Awards.

2.8	Unless the Board determines otherwise, and subject to Rule 2.9, Awards shall be granted by deed and shall be evidenced by a Notice of Grant and/ or, separately or in combination, an Award Agreement containing details of the Award. The Notice of Grant and/ or Award Agreement shall include the following:

(a)	the Date of Grant;

(b)	the number of Shares subject to the Award or the method by which such number shall be determined;

(c)	the type of Award granted;

(d)	the date or dates on which the Award (or any part of the Award) shall normally Vest;

(e)	any Performance Conditions and any other terms not inconsistent with these Rules which the Board chooses in its discretion to attach to the Award;

(f)	any applicable Clawback Period;

(g)	any entitlement to receive Dividend Equivalents;

(h)	provisions reflecting the tax withholding and payment provisions set out in Rule 13; and

(i)	a statement that the Award is subject to the Rules, which are incorporated in the Notice of Grant by reference.

2.9	Notwithstanding Rule 2.8, the Board may also determine that an Award shall only become effective if the Eligible Employee to whom the Award is to be made enters into an Award Agreement in such form as the Board shall determine.

2.10	The Company will provide to each Award Holder (or will procure that each Award Holder is provided with) a copy of the Notice of Grant and/ or Award Agreement as the case may be.

3.	Limits

Plan limit

3.1	The number of Shares which may be allocated under this Plan on any day, when added to the total number of Shares which have been allocated in the previous 10 years under this Plan and any other share-based incentive scheme or arrangement adopted by the Company or by any of its Subsidiaries (but not, for the avoidance of doubt, awards described in Rule 3.5(d)), must not exceed 10% of the ordinary share capital of the Company in issue immediately before that day.

3.2	The number of Shares which may be allocated under this Plan on any day, when added to the total number of Shares which have been allocated in the previous 10 years under this Plan and any other share-based incentive scheme or arrangement adopted by the Company or by any of its Subsidiaries under which awards are made at the discretion of the Board or other grantor and do not have to be offered to all or substantially all persons who are eligible to participate (but not, for the avoidance of doubt, awards described in Rule 3.5(d)), must not exceed 5% of the ordinary share capital of the Company in issue immediately before that day.

3.3	References in this Rule 3 to the “allocation” of Shares means, in the case of Options, Conditional Share Awards and Performance Awards and similar awards under other Employees’ Share Schemes, the granting of Awards to acquire:

(a)	newly issued Shares or Treasury Shares; or

(b)	Shares which have been or may be issued (or Treasury Shares which have been or may be transferred) to satisfy the grant, Vesting or exercise of any Award under this Plan, including to any trustees.

3.4	For the avoidance of doubt: (i) Shares or Treasury Shares shall not be counted twice for purposes of determining the number of Shares or Treasury Shares that have been allocated, and (ii) existing Shares other than Treasury Shares over which Awards are granted shall not count as allocated for purposes of this Rule 3.

3.5	In calculating the number of Shares allocated under this Plan, no account shall be taken of:

(a)	Shares or Treasury Shares allocated under Awards which have been renounced by the Award Holder; or

(b)	any Awards or parts of Awards, or rights to acquire Shares or Treasury Shares, or Shares or Treasury Shares which have expired, been released or forfeited, or which have lapsed or been cancelled or otherwise terminated or satisfied by payment in cash (whether in whole or in part); or

(c)	Awards that the Board determines after grant shall be satisfied by the transfer of existing Shares (other than Treasury Shares); or

(d)	awards assumed by the Company in connection with the merger pursuant to the agreement and plan of merger dated as of August 6, 2015, providing for the combination of CCE, Coca-Cola Iberian Partners SA and Coca-Cola Erfrischungsgetränke GmbH.

Individual Limits

3.6	In any Financial Year any Award granted under this Plan to an Eligible Employee shall be limited and take effect so that immediately after such Award is granted, the aggregate Market Value of the Shares comprised in such Award, when added to the aggregate Market Value of Shares comprised in any other Awards made to that Eligible Employee under this Plan, or rights to acquire Shares or actual Shares provided to the Eligible Employee under any other plan or arrangement, in that Financial Year (with Market Value being determined as at the Date of Grant of the Award) shall not exceed £8 million.

3.7	The limit in Rule 3.6 may be exceeded if the Board (and in this Rule 3.7 “the Board” shall mean at all times the Board of Directors of the Company) determines that exceptional circumstances, such as the recruitment or retention of an Eligible Employee, make it desirable that Awards should be granted in excess of the limit.

3.8	If the Board attempts to grant Awards which would exceed any of the limits in Rule 3, the Awards will be limited and will take effect so as to comply with the limits.

4.	Terms of the Awards

Terms applicable to all Awards

4.1	Except as otherwise provided in this Rule 4.1, no Award or other right or interest of an Award Holder under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Award Holder to any party (other than the Company or a Subsidiary or the Trustees), or assigned or transferred by such Award Holder, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Award Holder only by the Award Holder or his or her guardian or legal representative, and following the Award Holder’s death, only by his or her legal representative or, if the Board agrees for Award Holders resident in the Award Holder’s jurisdiction, duly appointed Beneficiary.

(a)	Transferability of Options. Unless otherwise specified in the Award Agreement and/or Notice of Grant, an Option may be transferred pursuant to a domestic relations order issued by a court of competent jurisdiction. With respect to any Option transferred pursuant to this Rule 4.1(a), any such Option shall be exercisable only by the designated transferee or the designated transferee’s legal representative.

(b)	Transferability of Conditional Share Awards and Performance Awards. If the Board agrees for Award Holders resident in the Award Holder’s jurisdiction, an Award Holder may designate one or more Beneficiaries to receive his or her interest under the Plan that is related to Conditional Share Awards or Performance Awards in the event of his or her death.

(c)	Beneficiaries and Transferees Subject to Terms of Award. Any Beneficiary or transferee, or other person claiming any rights under the Plan from or through any Award Holder, shall be subject to all terms and conditions of the Plan and any Notice of Grant and/ or Award Agreement applicable to such Award Holder, except as otherwise determined by the Board, and to any additional terms and conditions deemed necessary or appropriate by the Board.

(d)	Resolution of Claims. The Board may decline to deal with, or settle any Award to, a person claiming to be a transferee or Beneficiary of an Award pursuant to this Rule 4.1 pending final resolution in full of any possible claims (under laws of inheritance, taxation or otherwise) to such Award.

4.2	No part of an Award or Vested Award shall be pensionable.

4.3	The Board may impose on any Award or the exercise of an Option such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Board shall determine, including terms requiring forfeiture of Awards in the event of termination or cessation of employment by the Award Holder and terms requiring an Award Holder to enter into and, as applicable, file elections, in the form and during the period prescribed by the relevant tax authority, in respect of liabilities to tax and social security contributions that may arise in respect of his or her Award.

4.4	Subject to Rules 4.5 and 4.15, the Board shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is contained in a Notice of Grant and/ or the Award Agreement, provided, however, that the Board shall not have the discretion to accelerate or defer payment with respect to any Award that is subject to US Code Section 409A if the exercise of such discretion would violate US Code Section 409A.

Repricing

4.5	The Board will not take any action that constitutes “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted unless such action is approved by a majority of the shareholders of the Company.

Conditional Share Awards

4.6	The Board is authorized to grant Conditional Share Awards to Eligible Employees, subject to the terms and conditions set out in Rules 4.7 to 4.10 below.

4.7	A Conditional Share Award shall be an unfunded Award under the terms of which one unit shall be the equivalent to one Share at Vesting of the Award, less any nominal value payment for the Share as required, unless otherwise determined by the Company.

4.8	A Conditional Share Award shall be subject to such Vesting conditions and such risk of forfeiture and other conditions as the Board may impose, which conditions may lapse or be satisfied, separately or in combination at such times, under such circumstances (including based on achievement of Performance Conditions and/or future service requirements), and in such instalments or otherwise, as the Board may determine at the Date of Grant.

4.9	The Board may decide on or before the grant of a Conditional Share Award (including a Performance Award) that an Award Holder (or his or her nominee) will be entitled to receive a benefit (“the Dividend Equivalent”) at the Vesting Date calculated by reference to the value of the dividends that would have been payable on the Shares subject to the Award during the period between the Date of Grant and the Vesting Date. The Board may, but is not obliged to, assume the reinvestment of dividends for purposes of calculating the Dividend Equivalent. The Board may also decide whether the Dividend Equivalent is to be provided to an Award Holder in the form of cash and/or Shares. The Board may determine at any time that no Dividend Equivalent will be payable in respect of all or part of a special dividend or dividend in specie.

4.10	An Award Holder shall have no voting rights, or rights to receive dividends or Dividend Equivalents, in respect of a Conditional Share Award before such Award becomes a Vested Award.

Performance Awards

4.11	The Board is authorized to grant Performance Awards to Eligible Employees. The provisions of the Rules applicable to Conditional Share Awards shall also apply to Performance Awards, subject to Rules 4.12 to 4.15 below.

4.12	The Board must make the Vesting of a Performance Award conditional upon the satisfaction of one or more objective Performance Conditions imposed by the Board at the Date of Grant. The Board must also determine at the Date of Grant the Performance Period in which the Performance Conditions will be measured.

4.13	The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any Performance Conditions, and may exercise its discretion to reduce or increase the number of Shares under any Performance Award.

4.14	The Board shall determine whether or not and the extent to which any Performance Conditions have been met. In no event, shall the Performance Conditions be capable of being retested.

4.15	The Board may in its discretion alter, but not waive, the Performance Conditions contained in a Performance Award without prior shareholder approval if an event has occurred which causes the Board (acting fairly or reasonably) to consider that it would be appropriate to amend the Performance Condition. Where the Board considers that it would be appropriate for the Performance Condition to be altered, the altered Performance Condition will, in the reasonable opinion of the Board, be not materially less difficult to satisfy than the unaltered Performance Condition would have been but for the event in question (unless the Board decides it is not feasible or practicable). The Board shall notify all relevant Award Holders in writing of any amendment to existing Performance Conditions made pursuant to this Rule 4.15.

Options

4.16	The Board is authorized to grant Options to Eligible Employees, subject to Rules 4.17 to 4.21 below.

4.17	Notwithstanding anything in this Plan to the contrary, an Option shall not be granted to an Eligible Employee unless the Shares would constitute “service recipient stock” within the meaning of Treasury Regulation §1.409A-1(b)(5)(iii) with respect to such Eligible Employee.

4.18	The Board must determine an Option Price in relation to each Option, on or before the Date of Grant. The Option Price must be the higher of:

(a)	the Market Value of a Share on the Date of Grant; and

(b)	the nominal value of a Share.

4.19	Awards of Options may contain such provisions as the Board shall determine appropriate, including provisions related to the Vesting of the Option, the times at which, or the circumstances under which, an Option may be exercised, and the methods by which the Option Price may be paid or deemed to be paid.

4.20	Awards will contain a provision stating the duration of an Option, which may not exceed 10 years from the Date of Grant.

4.21	An Award Holder shall have no voting rights, or rights to receive dividends or Dividend Equivalents, in respect of an Option before the Option is exercised.

5.	Lapse and cancellation

5.1	An Award shall lapse immediately and be automatically forfeited, if the Award Holder is declared bankrupt.

Lapse of Unvested Awards on cessation of employment

5.2	Unvested Awards will lapse in full immediately upon the date on which the Award Holder:

(a)	voluntarily terminates his or her employment; or

(b)	commits any breach which would entitle any Group Company to terminate the Award Holder’s employment or remove the Award Holder from his or her office as a director of any Group Company without notice, whether under the terms of that Award Holder’s employment contract or otherwise; or

(c)	is dismissed by a Group Company for Cause or otherwise ceases employment with a Group Company in circumstances where the Award Holder could have been dismissed for Cause.

Further provisions relating to the lapse of Unvested Awards

5.3	An Unvested Award will be taken to have lapsed upon the cessation of employment of the Award Holder or, following a transfer permitted under Rule 4.1(a), the original transferor with a Group Company, unless one of the events described in Rule 6.2 or Rule 6.3 (Vesting) below occurs.

5.4	Unvested Awards will lapse if they do not Vest by the tenth anniversary of the Date of Grant.

5.5	Unvested Awards will lapse in whole or in part immediately upon the date on which the Board determines that any Performance Conditions have not been satisfied and are no longer capable of being satisfied, unless such Performance Conditions are amended pursuant to Rule 4.15 or otherwise in accordance with the Rules.

5.6	If all or part of an Unvested Award lapses under any Rule, any entitlement of the Award Holder in relation to such Unvested Award shall cease and the Shares subject to it (or, as the case may be, the relevant part of it) may not be released to that Award Holder subsequently under any other Rule.

Cancellation of Awards

5.7	Notwithstanding any provision of these Rules, unless the Notice of Grant and/ or the Award Agreement specifies otherwise, the Board may cancel without compensation any unexpired, unpaid, or deferred Awards at any time, if the Award Holder is not in compliance with all applicable provisions of the Notice of Grant, the Award Agreement and the Rules of the Plan.

6.	Vesting of Awards

Normal Vesting

6.1	Subject to Rules 5 (Lapse and cancellation), 6.2 (Vesting in other Circumstances), 7.1 (Restrictions on Vesting) and 9 (Change of Control and Other Corporate Events), subsisting Awards shall become Vested Awards on the later of:

(a)	the date on which the Board determines that any Performance Conditions and any other terms imposed on the Vesting of the Award have been satisfied; and

(b)	the date(s) on which an Award Vests, as set out in the Award Holder’s Notice of Grant and/ or Award Agreement.

Vesting in other Circumstances

6.2	Except as otherwise provided in the Award Holder’s Notice of Grant or Award Agreement, on the death of the Award Holder or the cessation of the Award Holder’s employment with the Group by reason of Disability, the Award Holder’s Unvested Subsisting Awards shall become Vested Awards as at the date of such event without applying a pro rata reduction pursuant to Rule 6.7 and without the need for any Performance Conditions to have been met.

6.3	If any of the following events occur before an Award has Vested pursuant to Rule 6.1 (Normal Vesting), an Award Holder’s Unvested Subsisting Awards shall become Vested Awards on the date when they would otherwise Vest (if at all) pursuant to Rule 6.1, subject to Rule 6.1(a) (Normal Vesting) and subject to a reduction in accordance with Rule 6.7:

(a)	the cessation of the Award Holder’s employment by any Group Company by reason of redundancy as defined in the Employment Rights Act 1996 or any other involuntary termination without Cause;

(b)	the company by which the Award Holder is employed ceasing to be a Group Company;

(c)	the transfer of the undertaking or part of the undertaking in which the Award Holder is employed to a person other than a Group Company; and

(d)	such other event as the Board may determine appropriate from time to time.

6.4	If an Award Holder ceases to be employed by a Group Company for any reason other than the reasons specified in Rules 6.2 and 6.3 (a) to (d) above, the Unvested Subsisting Awards of that Award Holder which have not previously lapsed will lapse immediately on the date of cessation of employment.

6.5	An Award Holder will be treated as having ceased employment with a Group Company as of the date the Award Holder is no longer actively providing services to a Group Company regardless of the reason for such cessation and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Award Holder was employed or the terms of the Award Holder’s employment agreement (if any). Unless otherwise expressly provided in these Rules, the Notice of Grant or the Award Agreement or otherwise determined by the Company, the Award Holder’s right to Vest in the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Award Holder’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Award Holder is employed or the terms of the Award Holder’s employment agreement, if any). The Board shall have the exclusive discretion to determine when the Award Holder is no longer actively providing services for purposes of an Award (including whether the Award Holder may still be considered to be providing services while on a leave of absence).

6.6	Subject to Rule 6.5, no person shall be treated for the purposes of this Plan as ceasing to be an Eligible Employee or Award Holder of the Company or any Group Company until he ceases to be an employee or employed director of the Company or all other Group Companies.

6.7	If an Award becomes a Vested Award pursuant to Rule 6.3, the number of Shares in relation to which the Award has Vested will be reduced by applying a pro rata reduction based on the period of time which commences on the date of the event and ends on the normal Vesting date(s) of the Award, as a proportion of the original Vesting period of the Award.

6.8	If and to the extent that an Unvested Award does not become a Vested Award pursuant to this Rule 6 or Rule 9, it will lapse.

7.	Restrictions on Vesting, Malus and Clawback

Restrictions on Vesting

7.1	Conditional Share Awards and Performance Awards shall not become Vested Awards in whole or in part, unless the following conditions are satisfied:

(a)	such Vesting, and the issue or transfer of Shares after such Vesting, would not be in breach of the requirements of, any rule or regulation of any stock exchange on which Shares are listed, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other applicable UK or overseas laws, codes or regulations relating to the acquisition of securities; and

(b)	satisfactory arrangements are in place, whether pursuant to Rule 13 (Tax withholding and payment provisions) below or otherwise, to enable any Group Company, former Group Company or Trustee to obtain the funds needed to meet any tax and employee social security liabilities in respect of the Vesting of the Award, whether by deduction from payments due to the Award Holder, by the sale of Shares, by direct collection from an Award Holder, net withholding or otherwise.

Further, and to the extent legally permissible, the Board may determine that an Award Holder’s Award will not Vest if, at the time it would otherwise have Vested, the Participant has been suspended from employment for actions constituting Malus pending an investigation under the disciplinary procedures applicable to the Award Holder. The Award may Vest, subject to the Rules, following the resolution and dependent on the outcome of the disciplinary procedures.

Malus

7.2	The Board may, at or before the Vesting of an Award, determine that the number of Shares subject to the Award shall be reduced in whole or in part (including for the avoidance of doubt to nil) in a circumstance or circumstances where there is Malus.

Clawback.

7.3	An Award may be granted subject to clawback, as described in Rules 7.4 to 7.6 below.

7.4	At any time within a clawback period specified by the Board at the Date of Grant of an Award (the “Clawback Period”), where the Board determines in its absolute discretion that (1) there is Malus, or (2) there has been an error in the determination of the extent to which an Award should have Vested or (3) Shares have been transferred to the Award Holder in error, it may require an Award Holder to transfer to a person designated by the Board, for no or minimal consideration, such number of Shares received in respect of an Award (or, in the discretion of the Board, pay such cash amount representing the value of the Shares) as the Board considers appropriate.

7.5	The Board will determine the terms on which, and the processes by which, the Award Holder has to transfer any Shares or pay any cash amount pursuant to this Rule. The Board may determine that any cash amount is to be deducted from an Award Holder’s salary or from any other payment to be made to the Award Holder by the Company or a Subsidiary. At any time before the expiry of the Clawback Period, the Board may, by giving written notice to the Award Holder, extend the Clawback Period.

7.6	In addition, all Awards granted under the Plan shall be subject to any recovery and repayment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by applicable law or regulation, or by the listing standards of the New York Stock Exchange and/or any other stock exchange on which the Shares may be traded.

8.	Vested Awards

Conditional Share Awards and Performance Awards

8.1	As soon as practicable after a Conditional Share Award (including a Performance Award) becomes a Vested Award, the Company will procure the issue or transfer to the Award Holder of such number of Shares in respect of which the Conditional Share Award has become a Vested Award.

Options

8.2	An Option may be exercised only on or after the date when it becomes a Vested Award, but in any event not later than the tenth anniversary of the Date of Grant.

8.3	A Vested Option may not be exercised unless the following conditions are satisfied:

(a)	the exercise, and the issue or transfer of Shares after such exercise, would not be in breach of the requirements of, any rule or regulation of any stock exchange on which Shares are listed, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other applicable UK or overseas laws, codes or regulations relating to the acquisition of securities;

(b)	satisfactory arrangements are in place, whether pursuant to Rule 13 (Tax withholding and payment provisions) below or otherwise, to enable any Group Company, former Group Company or Trustee to obtain the funds needed to meet any tax and employee social security liabilities in respect of the exercise of the Award, whether by deduction from payments due to the Award Holder, by the sale of Share, by direct collection from an Award Holder or otherwise.

8.4	If a Vested Option cannot be exercised during the 30 days ending on the tenth anniversary of the Date of Grant (or such earlier date as the Option would cease to be exercisable pursuant to these Rules), because of any restriction referred to in Rule 8.3(a) above, the Board may extend the period during which the Option may be exercised so that the Option may be exercised as soon as the relevant restriction ceases to apply.

8.5	A Vested Option may be exercised in whole or in part. If exercised in part, the unexercised part of the Vested Option will not lapse but will remain exercisable.

8.6	The Award Holder may exercise a Vested Option only by notifying the Company, or, if so directed by the Company, the Company’s third party administrator, of the number of Shares in respect of which the Vested Option is being exercised, in such manner, and with such arrangements for the payment of the Option Price, as required by the Company from time to time.

8.7	Subject to any necessary consents, and to compliance by the Award Holder with the Rules, the Company will, as soon as reasonably practicable after the date of exercise of a Vested Option, issue or transfer to the Award Holder, or procure the issue or transfer to the Award Holder, of the number of Shares over which the Vested Option has been exercised.

8.8	If an Option Vests pursuant to Rule 6.2, the Award Holder or his or her personal representatives (as the case may be) will be entitled to exercise his Option at any time during the twelve month period following the Award Holder’s death or cessation of employment due to Disability (as applicable), or, if earlier, at any time before the tenth anniversary of the Date of Grant or any date referred to in Rule 9 (Change of Control and other Corporate Events) below. If not so exercised, the Option will lapse on the last day of such twelve month period or, if earlier, on the tenth anniversary of the Date of Grant or any date referred to in Rule 9 (Change of Control and other Corporate Events) below.

8.9	If an Award Holder dies after an Option has Vested, but before it has been exercised, his or her personal representatives will be entitled to exercise the Option at any time during the twelve month period following the Award Holder’s death, or, if earlier, at any time before the tenth anniversary of the Date of Grant or any date referred to in Rule 9 (Change of Control and other Corporate Events) below. If not so exercised, the Option will lapse on the last day of such twelve month period or, if earlier, on the tenth anniversary of the Date of Grant or any date referred to in Rule 9 (Change of Control and other Corporate Events) below.

8.10	If any of the events referred to in Rule 6.3 occurs after the Option has Vested, the Award Holder will be entitled to exercise his or her Option at any time during the period ending six months after the date of that event or, if earlier, at any time before the tenth anniversary of the Date of Grant or any date referred to in Rule 9 (Change of Control and other Corporate Events) below. If it is not so exercised, the Option will lapse immediately at the end of such period or, if earlier, on the tenth anniversary of the Date of Grant or any date referred to in Rule 9 (Change of Control and other Corporate Events) below.

8.11	If the Award Holder voluntarily terminates his or her employment or commits any breach of a type referred to in Rule 5.2 (Lapse of Unvested Awards on cessation of employment) after an Option has Vested but before it has been exercised in full, the Vested Award will lapse immediately to the extent it has not been exercised.

9.	Change Of Control and other Corporate Events

Exchange of Awards on a Change of Control and Other Corporate Events

9.1	In the event that any person (or group of persons acting in concert) obtains Control of the Company as described in Rule 9.5, or serves a Section 979 notice as described in Rule 9.6, or a court sanctions a compromise or arrangement as described in Rule 9.7 or a New Holding Company obtains Control of the Company, the Board may, with the consent of the Acquiring Company or New Holding Company (as appropriate), determine that each Award Holder is deemed to have agreed to release all Subsisting Awards, whether Vested or Unvested, in exchange for the grant of replacement awards and procure such steps as are necessary or desirable to ensure the valid grant of replacement awards. Rules 9.5 to 9.11 do not apply if and to the extent that Awards are to be replaced by replacement awards pursuant to Rules 9.1 or 9.2 or where a New Holding Company obtains Control of the Company.

9.2	In the event that an Acquiring Company obtains Control of the Company as described in Rule 9.5, or serves a Section 979 notice as described in Rule 9.6, or obtains Control of the Company pursuant to a court sanctioned compromise or arrangement as described in Rule 9.7 or a New Holding Company obtains Control of the Company, Award Holders may release Subsisting Awards, whether Vested or Unvested, during the period of six months after the relevant event with the consent of the Acquiring Company or New Holding Company (as appropriate) for replacement awards over shares in the Acquiring Company or another company specified by the Acquiring Company or the New Holding Company (as appropriate).

9.3	If an Award Holder is granted a replacement award pursuant to Rules 9.1 or 9.2:

(a)	the replacement award will Vest in the same way as the old Award, except that the Board may determine that any Performance Conditions are varied in such manner as the Board considers appropriate;

(b)	the replacement award will be subject to the provisions of the Plan as they had effect in relation to the old Award immediately before its release, except that, if the Award Holder’s employment with a Group Company is terminated without Cause within 24 months of the change in Control of the Company, the service of a section 979 notice or court sanction of a compromise or arrangement, the Award will Vest in full;

(c)	the Rules will apply to the replacement award as if references to Shares were references to the shares in respect of which the replacement award is granted and as if references to the Company were references to the company in respect of whose shares the replacement award is granted; and

(d)	the Rules will apply with such adjustments as the Board may decide.

9.4	Unless it is exchanged (whether before or after the date on which it would otherwise lapse) for a replacement award under Rule 9.1 or Rule 9.2, an Award will lapse if and to the extent that it does not become a Vested Award in accordance with this Rule 9.

Change of Control as a result of offer

9.5	Subject to Rules 9.1 and 9.2, if any person (or group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares in the Company, or having obtained such Control makes such an offer and such offer becomes unconditional in all respects, or if there is otherwise a change in Control of the Company, then, as the Board may determine, Unvested Awards will Vest immediately or, in the case of Unvested Options, will Vest and may be exercised within the six month period after the person (or group of persons acting in concert), has obtained Control of the Company or the offer becomes unconditional or there has otherwise been a change in Control of the Company. Options which are not exercised during this six month period, whether they were Vested or Unvested at the beginning of the period, will lapse at the end of the period.

Service of Section 979 notice

9.6	Subject to Rules 9.1 and 9.2, if any person (or group of persons acting in concert) serves a notice to acquire Shares under Section 979 of the Companies Act 2006 or any other substantially equivalent local legislation, then, as the Board may determine, Unvested Awards will Vest immediately or, in the case of Unvested Options, will Vest and may be exercised up to the end of the shorter of:

(a)	the period during which that person is entitled and bound to acquire the Shares to which the Section 979 notice relates; and

(b)	the period during which that person is entitled to serve a Section 979 notice.

Options which are not so exercised, whether they were Vested or Unvested at the beginning of the period, will lapse at the end of the shorter of the above periods.

Court sanctioned compromise or arrangement

9.7	Subject to Rules 9.1 and 9.2, if, under Sections 899 to 900 of the Companies Act 2006 or any other substantially equivalent local legislation, a court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or the local substantial equivalent of such compromise or arrangement, then, as the Board may determine, Unvested Awards will Vest immediately or, in the case of Unvested Options, will Vest and may be exercised within six months after the date of the sanction. Options which are not exercised during this six month period, whether they were Vested or Unvested at the beginning of the period, will lapse at the end of the six month period.

Resolution for winding up

9.8	Subject to Rules 9.1 and 9.2, the following provisions will apply in connection with winding-up resolutions:

(a)	If notice is duly given of a meeting to consider a resolution for the voluntary winding-up of the Company, then, as the Board may determine, Unvested Awards will Vest immediately or, in the case of Unvested Options, will Vest and may be exercised until the commencement of the winding-up within the meaning of the Insolvency Act 1986 (but the Vesting of any Conditional Share Award and the exercise of any Option will be of no effect if the resolution is not passed). Options which are not so exercised, whether they were Vested or Unvested at the time when notice of the meeting was given, will lapse at the commencement of the winding-up.

(b)	If the Company is wound-up by the court, then, as the Board may determine, Unvested Awards will Vest immediately or, in the case of Unvested Options, will Vest and may be exercised within the two month period after the date of the winding-up order. However, the liquidator of the court (if appropriate), must authorise the issue or transfer of Shares on the Vesting of Unvested Awards or after the exercise of Vested Options, and the Award Holder must apply for this authority and pay the application costs. Options which are not exercised during this two month period, whether they were Vested or Unvested at the beginning of the period, will lapse at the end of the two month period.

Demerger or similar distributions

9.9	Subject to Rules 9.1 and 9.2, if the Board becomes aware that the Company is or is expected to be affected by any demerger (in whatever form), dividend in specie, a special dividend, or any other transaction not covered by Rules 9 and 12 which, in the reasonable opinion of the Board, would have a material effect on the value of any Award, the Board may in its discretion allow some or all Unvested Awards to Vest, and some or all Unvested Options to Vest and become exercisable. The Board will specify the period of exercise of any Options, whether already Vested or newly Vested and whether the Vested Options will lapse at the end of the period. Any Unvested Awards (including Unvested Options) that the Board determines should not Vest in such circumstances, shall lapse immediately.

Administration order

9.10	Subject to Rules 9.1 and 9.2, if an administration order, or any substantially equivalent order under local legislation, is made in relation to the Company, then, as the Board may determine, Unvested Awards will Vest immediately or, in the case of Unvested Options, will Vest and may be exercised within six weeks after the date of the administration order. Such determination shall be subject to the administrator or the court authorising the issue or transfer of Shares after the Vesting of Awards and, in the case of Options, the exercise of such Options. Options which are not exercised during this six week period, whether they were Vested or Unvested at the beginning of the period, will lapse at the end of the period.

Voluntary arrangement

9.11	Subject to Rules 9.1 and 9.2, if a voluntary arrangement is proposed in relation to the Company under Part I of the Insolvency Act 1986, then, as the Board may determine, Unvested Awards will Vest immediately or, in the case of Unvested Options, will Vest and may be exercised within 14 days after the date of sending out any notices of a meeting called under Section 3 of the Insolvency Act 1986 in relation to such a proposal. Options which are not exercised during this 14 day period, whether they were Vested or Unvested at the beginning of the period, will lapse at the end of the period.

Treatment of Performance Conditions in connection with a change of Control or other corporate event

9.12	If an Award becomes a Vested Award pursuant to Rules 9.5 to 9.11, the number of Shares in relation to which the Award Vests will Vest only to the extent that the Board reasonably considers that any applicable Performance Conditions and any other terms attaching to the Award have been satisfied on the date of such event or are likely to have been satisfied as at the end of the relevant Performance Period, and having regard to the underlying financial performance of the Company up to the date of that event.

Pro Rata Reduction in Vesting

9.13	If an Award becomes a Vested Award pursuant to Rules 9.5 to 9.11, the number of Shares in relation to which the Award Vests will be reduced by applying a pro rata reduction based on the period of time which commences on the on the date of the event and ends on the normal Vesting date(s) of the Award, as a proportion of the original Vesting period of the Award. The Board may, in its discretion, decide that this reduction is not appropriate in any particular case and increase or reduce the number of Shares in relation to which the Award Vests to such higher or lower number as it decides, provided that number does not exceed the number determined pursuant to Rules 9.5 to 9.11.

10.	Priority

If there is any conflict between any of the provisions of Rules 6 (Vesting), 8 (Procedure on Vesting) and 9 (Change of Control and Other Corporate Events), the provision which results in the earliest Vesting Date will prevail. An Option will lapse at the expiry of the exercise period (specified for that Option in the relevant Award Agreement and/or Notice of Grant) following that Vesting Date.

11.	Rights of Shares acquired under the Plan

Save for any rights determined by reference to a date on or before the date of issue or transfer, any Shares which are issued or transferred under this Plan shall rank equally in all respects and as one class with the other issued shares of the same class.

12.	Variation of Share Capital

12.1	In the event of any variation in the share capital of the Company (whenever effected) by way of capitalisation or rights issue, sub-division, consolidation, reduction or other variation of the Company’s share capital or the implementation of a demerger (in whatever form), or an exempt distribution within the meaning of Section 1075 of the Corporation Tax Act 2009, or the payment by the Company of a dividend in specie or a special dividend which would materially affect the value of an Award, the Board may make such adjustments, including retrospective adjustments, as it considers appropriate to:

(a)	the number of Shares in respect of which an Unvested Conditional Share Award, Performance Award or Option may Vest;

(b)	the Option Price applicable to an unexercised Option;

(c)	where any Conditional Share Award, Performance Award or Option has become a Vested Award but no Shares have been issued or transferred pursuant to such Vesting, the number of Shares which may be so issued or transferred;

(d)	the number of Shares over which Awards may be granted as set out in Rule 3 (Limits).

12.2	Subject to Rule 12.3, the Option Price of an Option to acquire existing Shares may not be adjusted to a price less than nominal value.

12.3	The Option Price of an Option to subscribe for Shares may be adjusted to a price less than nominal value only if the Directors resolve to capitalise sufficient reserves of the Company, subject to any necessary conditions. The capitalisation must be of an amount equal to the difference between the adjusted aggregate Option Price payable for the Shares to be issued on exercise, and the aggregate nominal value of such Shares on the date of allotment of the Shares. To the extent that, at the time of exercise, the Directors do not resolve to capitalise sufficient reserves of the Company for this purpose, the adjustment under this Rule 12.3 will be deemed not to have taken place.

12.4	As soon as reasonably practicable after making any adjustments under Rules 12.1 to 12.3 above, the Board shall give notice in writing thereof to any Award Holder affected by such adjustments.

13.	Tax withholding and payment provisions

13.1	Any Group Company, former Group Company or Trustee shall be entitled to withhold, and the Award Holder shall be obliged to pay, the amount of any income tax and/or employee social insurance contributions and/ or employee social security contributions and/ or payroll, fringe benefit or other taxes attributable to or payable in connection with or pursuant to the grant, holding, or any Vesting, exercise, release, sale or assignment of any Award or otherwise in connection with the acquisition, holding, sale or Vesting of Shares pursuant to an Award.

13.2	The Board may establish appropriate procedures to provide for any such payments, including but not limited to:

(a)	the deduction of such payment from the salary or bonuses or any other amounts due to an Award Holder by the Company or any other Group Company at any time;

(b)	the sale of any number of Shares acquired or to be acquired pursuant to the Vesting or exercise of an Award and the forwarding of the proceeds of any such sale to any appropriate revenue authority;

(c)	by indemnification or other direct collection from an Award Holder at any time; and

(d)	by net withholding.

13.3	Without prejudice to the generality of Rule 13.2, each Award Holder authorises the Company, any other Group Company or Trustee to sell or procure the sale of sufficient Shares acquired following the Vesting or exercise of his or her Award on his or her behalf to obtain sufficient funds to enable a Group Company, former Group Company or Trustee to discharge any obligation it may have to pay tax or employee social security contributions arising in respect of the Vesting or exercise of the Award to the relevant tax authorities or otherwise arising in any of the circumstances set out in Rule 13.1.

US Code Section 409A.

13.4	This Plan and the Awards are generally not intended to be subject to US Code Section 409A. To the extent this Plan or the Awards are subject to US Code Section 409A, the Plan and Awards are intended to comply with US Code Section 409A and shall be interpreted and operated accordingly. Notwithstanding any provision of Section 10(e), if this Plan or any Award is subject to US Code Section 409A, the Board reserves the authority to amend this Plan or any Award as necessary to comply with US Code Section 409A or to ensure that US Code Section 409A does not apply to the Plan or the Award.

US Code Section 457A.

13.5	This Plan and the Awards are not intended to be subject to US Code Section 457A. Notwithstanding any provisions of Section 10(e), if this Plan or any Award is subject to US Code Section 457A, the Board reserves the authority to amend this Plan or any Award or adopt other policies or procedures or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award that the Board deems necessary or appropriate to exempt the Award from US Code Section 457A and/or preserve the intended tax treatment of the benefits provided with respect to the Award or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under US Code Section 457A if an exemption is not available.

No Representations or Covenants with respect to Tax Qualification.

13.6	Although the Company may endeavour to (1) qualify an Award for favourable or specific tax treatment under the laws of certain jurisdictions (e.g., UK tax advantaged Company Share Option Plan Options or French-qualified stock options) or (2) avoid adverse tax treatment (e.g., under US Code Section 409A or Section 457A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favourable or avoid unfavourable tax treatment, notwithstanding anything to the contrary in this Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan. Nothing in this Plan or in an Award Agreement shall provide a basis for any person to take any action against the Company or any Subsidiary based on matters covered by US Code Section 409A or Section 457A, including the tax treatment of any Awards, and neither the Company nor any Subsidiary will have any liability under any circumstances to any Award Holder or any other party if the Award that is intended to be exempt from, or compliant with, US Code Section 409A or Section 457A, is not so exempt or compliant or for any action taken by the Board with respect thereto.

Transfer taxes

13.7	The Company or, if the Board decides, another Group Company will bear the cost of any stamp duty or stamp duty reserve tax (or equivalent transfer taxes imposed in jurisdictions outside of the United Kingdom) payable as a result of the settlement of an Award by transfer of Shares.

14.	Data protection

14.1	In consideration of receiving Awards under this Plan, by accepting the grant of an Award, Award Holders consent to the collection, use and transfer of personal data for all purposes in connection with the operation of the Plan as described in this Rule 14. Each Award Holder understands that the Company and other Group Companies hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, national insurance/social security number, salary, nationality, job title, any shares or directorships held in the Company, details of all rights to Shares awarded, cancelled, exercised, Vested, Unvested, or outstanding in his or her favour under this Plan or any other Employees’ Share Scheme operated at any time by the Company or other Group Companies (“Data”).

14.2	Each Award Holder further understands that the Company and other Group Companies will transfer Data as necessary for the purposes of granting and administering their Awards and may further transfer Data to third parties assisting the Company and/or other Group Companies in relation to this Plan, or to future purchasers of the Company or of the Group Company or the business in which the Award Holder works.

14.3	Each Award Holder understands that recipients of Data may be located in the European Economic Area or elsewhere. Award Holders authorise recipients (including the Company) to receive, possess, use, retain and transfer the Data (including any requisite transfer to a broker or other third party with whom they may elect to deposit any Shares acquired pursuant to an Award) as may be required in connection with the operation of the Plan, including without limitation in connection with the subsequent holding of Shares on their behalf, in electronic or other form, for the purposes of implementing, administering and managing participation in this Plan.

15.	Administration and amendment

15.1	The Board will oversee the administration of the Plan and will determine all administrative procedures in connection with the Plan.

15.2	The Board will have power from time to time to make and vary such regulations (not being inconsistent with this Plan) for the implementation and administration of this Plan as it thinks fit, including termination of the Plan.

15.3	The decision of the Board shall be final and binding on the interpretation of the Rules or in any dispute relating to an Award or in any other matter relating to this Plan.

15.4	Without limitation to the above, the Board shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to interpret the provisions of the Plan, select Eligible Employees to become Award Holders, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, interpret the Plan, Award Notices of Grant and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Board may deem necessary or advisable for the administration of the Plan. Any action of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its shareholders, Award Holders, Beneficiaries, transferees and any other persons claiming rights from or through an Award Holder.

15.5	The Board may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Notice of Grant and/ or Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, subject to Rule 15.8, without the consent of an affected Award Holder, no such Board action may materially and adversely affect the rights of such Award Holder under such Award.

15.6	In addition to such other rights of indemnification as they have as directors or as members of the Board, the members of the Board shall be indemnified by the Company against reasonable expenses (including, without limitation, attorneys’ fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan or awards granted thereunder, and against all amounts paid by them in settlement (provided such settlement is approved to the extent required by the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding.

15.7	The Rules may be amended from time to time by the Board (for the purposes of this Rule 15.7 the “Board” means the Board of Directors of the Company), save that (subject to Rule 15.9) no amendment may be made to:

(a)	the definition of “Eligible Employee”;

(b)	Rule 4.18 (Determination of the Option Price);

(c)	Rule 3 (Limits);

(d)	any rights attaching to Awards and/or the Shares;

(e)	the rights of Award Holders in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

(f)	this Rule 15.7

to the advantage of Award Holders without the approval of the Company in general meeting unless it is a minor amendment to benefit the administration of the Plan, in which case the approval of the Company in general meeting is not necessary.

15.8	No amendment shall be made which would adversely affect any of the subsisting rights of Award Holders without the written consent of Award Holders who, if all Subsisting Awards were to Vest in full, would become entitled to not less than three-quarters of all the Shares which would fall to be transferred and/or issued. No amendment may be made which affects the subsisting obligations of any trustees without the prior written consent of such trustees.

15.9	Notwithstanding the above, the Board may amend the Rules or adopt appendices for Eligible Employees in any jurisdiction without the approval of the Company in general meeting if it considers it necessary or desirable to take account of or mitigate or comply with taxation, securities or exchange control laws or to improve the tax, social security, exchange control and/or securities law treatment of the Eligible Employees, Award Holders, the Company or any other Group Companies. The Board may also create additional sub-plans for any of these purposes. Without limitation to the above, Awards granted to an Eligible Employee who is subject to the laws of a country other than the United Kingdom may contain different terms and conditions or may be granted under such supplemental documents, as required or appropriate under such country’s laws.

16.	Award Holder change of residence

If an Award Holder moves out of the jurisdiction in which the Award Holder is resident at the time when an Award is made, the Board may (but will not be obliged to) amend, delete from or add to the provisions of the Plan, the Award Agreement and/ or Notice of Grant as they consider necessary or desirable to take account of, or to mitigate or to comply with relevant tax, securities or exchange control laws in the country to which the Award Holder has moved, provided that Subsisting Awards following such amendments are not more favourable overall than they were prior to such amendments.

17.	Shareholder notices

The Company will not be obliged to provide Eligible Employees or Award Holders with copies of any notices, circulars or other documents sent to shareholders of the Company.

18.	Unfunded Status of Awards/ Employee Trust

18.1	The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to an Award Holder or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Award Holder any rights that are greater than those of a general creditor of the Company; provided that the Board may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Board otherwise determines. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Board may specify and in accordance with applicable law.

18.2	The Company and any other Group Company may (to the extent permitted by Section 682 of the Companies Act 2006) provide monies to Trustees to enable them to acquire Shares for the purposes of this Plan, or enter into any guarantee or indemnity for such purposes.

19.	Costs of Plan

The Company will pay all costs incurred in introducing and operating the Plan. Any Group Company whose employees receive Awards will, if requested, reimburse the Company for costs incurred in connection with granting and administering such Awards.

20.	Termination of the Plan

20.1	This Plan shall commence on the Adoption Date and shall (unless previously terminated by a resolution of the Board or a resolution of the Company in general meeting) terminate upon the expiry of a period of 10 years from such date.

20.2	Upon termination (however it occurs) no further Awards shall be granted, but termination shall be without prejudice to any accrued rights in existence at the date of termination. The Board shall continue to exercise its powers in accordance with the Rules in respect of any Awards that have not lapsed or are not Vested as at the date of termination.

21.	Terms of Employment

21.1	Notwithstanding any provision of any other Rules of this Plan, the rights and obligations of any individual under the terms of his or her office or employment with the Company or any other Group Company shall not be affected by his or her participation in this Plan or any right which he may have to participate in the Plan or acquire Shares under it.

21.2	The grant of Awards shall not confer on the Award Holder any right with respect to continuance of employment by the Company or any other Group Company, nor will it interfere in any way with the right of the Company or any other Group Company to terminate the Award Holder’s employment at any time.

21.3	The grant of Awards to an individual on one occasion does not entitle that individual to any further grants of Awards on any future occasion.

21.4	An individual who is granted any Awards pursuant to this Plan shall have no rights to compensation or damages in consequence of the cessation of his office or employment with the Company or any other Group Company for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from the Award Holder ceasing to have rights under any Awards under this Plan as a result of such cessation or from the loss or diminution in value of such rights or entitlements.

21.5	An individual will also have no right to compensation for any loss of rights or expectations under the Plan for any reason, for any exercise, or failure to exercise, any discretionary power under the Plan (including without limitation any alleged arbitrary or irrational exercise of a discretionary power), or for any decision to amend or terminate the Plan. If an individual did acquire any such rights, he would be deemed to have waived them irrevocably by not renouncing the Award pursuant to Rule 2.6 (Grant of Awards).

22.	Other Award Holder Acknowledgements

Each Award Holder acknowledges and agrees, and by acceptance of any Award shall be deemed to acknowledge and agree, that: (i) he or she has read, understood and accepted these Rules (including those provisions regarding the Board’s ability to amend such Rules and the terms of an Award); (ii) all actions, decisions, determinations and interpretations of the Board in respect of the Rules and any Award shall be final and conclusive; (iii) all risks relating to the Award and any Shares issued or transferred in connection therewith are the Award Holder’s alone, and no member of the Group shall at any time be under any obligation whatsoever to purchase or otherwise make a market for the same or to assume any responsibility to the Award Holder in respect thereof; (iv) he or she remains subject to (and shall comply with) the Group’s securities trading policies and applicable law, and such policies and law may restrict certain actions in respect of the Awards; and (v) he or she shall have no (and shall assert no, and take no action to claim or enforce any purported) rights or recourse, as shareholder or otherwise, as a result of the Award save as expressly set out herein, in any documentation issued by the Group in respect of an Award, or (only after issuance or transfer of Shares in settlement of an Award, and only in respect of such Shares) as set out in the Company’s constitutional documents or provided for in applicable law.

23.	Notices

23.1	Any notice to be given to the Company or the Trustee may be personally delivered or sent by e-mail, fax or other electronic means or by ordinary post to the Company or the Trustee at its registered office (or at such other address as the Board or Trustee or a duly appointed agent may decide and notify to Award Holders).

23.2	Where a notice is sent by post it will be deemed to have been received 72 hours after the same was put into the post properly addressed and stamped, or seven days thereafter if the recipient and sender are resident in different countries. Notices sent by e-mail, fax or other electronic means will be deemed to have been received 24 hours after sending, in the absence of evidence of non-delivery.

23.3	Share certificates and other communications sent by post will be sent at the risk of the recipient concerned and the Company or Trustee will have no liability to any such persons in respect of any notification, document, share certificate or other communication so given, sent or made.

24.	Governing Law

24.1	The Rules of this Plan, all Awards granted under this Plan, and any claim or dispute arising out of or in connection with the Plan, whether contractual or non-contractual, shall be governed by and construed in accordance with the laws of England and Wales.

24.2	The English courts will have exclusive jurisdiction in respect of all disputes, whether contractual or non-contractual, arising under or in connection with the Plan or any Award.

25.	Third Party Rights

25.1	Except as provided expressly in these Rules, a person who is not a party to the grant of an Award under this Plan will have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

25.2	The rights of the parties to an Award to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Award as a result of the Contracts (Rights of Third Parties) Act 1999.